Exhibit 10.4.2
AMENDMENT TO STOCK OPTION PLAN
     THIS AMENDMENT TO STOCK OPTION PLAN is entered into and effective as of the 11th day of August, 2008.
Recitals
     WHEREAS, Ceramic Protection Corporation, a company amalgamated under the laws of the Province of Alberta (“CPC”), adopted a stock option plan on April 26, 2001, which plan was amended from time to time and was most recently approved by CPC’s shareholders on April 26, 2007 (the “Stock Option Plan”); and
     WHEREAS, on July 31, 2008, pursuant to a Plan of Arrangement approved by the Court of Queen’s Bench of Alberta and pursuant to Section 388 of the Delaware General Corporation Law, CPC was continued into and domesticated in the State of Delaware under the name Protective Products of America, Inc. (the “Corporation”); and
     WHEREAS, the Corporation desires to amend certain provisions of the Stock Option Plan, as set forth below;
     NOW, THEREFORE, the Corporation hereby amends the Stock Option Plan as follows:
     1. The name of the Stock Option Plan shall be the Protective Products of America, Inc. 2001 Non-Qualified Stock Option Plan.
     2. Paragraph 2.1(e) of the Stock Option Plan is amended to read as follows:
     (e) “Exchange” means the Toronto Stock Exchange, or if the Common Shares are not then listed and posted for trading on such exchange, then on any stock exchange on which such shares are listed and posted for trading or any other regulatory body having jurisdiction as may be selected for such purpose by the Board.
     3. Paragraph 2.1(q) of the Stock Option Plan is amended to read as follows:
     (q) “Subsidiary” means an entity of which more than 50% of the voting shares are owned by the Corporation.
     4. Paragraph 2.1(r) of the Stock Option Plan is amended to read as follows:
     (r) “Take-over Bid” means a direct or indirect offer to acquire a security that is made directly or indirectly by a person or entity other than the issuer of the security, in order to acquire control of the issuer.
     5. The first sentence in Section 7.1 of the Plan is amended by deleting the words “in Calgary, Alberta” in that sentence.

     6. Paragraph 17.1 of the Stock Option Plan is amended to delete the last paragraph of that section and substitute the following in its place:
No Common shares shall be issued or transferred in connection with any grant made pursuant to this Plan unless and until all legal requirements applicable to the issuance or transfer of such Common Shares, including all applicable federal and state securities laws, have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any grant made to any Participant pursuant to this Plan on such Participant’s undertaking in writing to comply with such restrictions on the Participant’s subsequent disposition of the Common Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Common Shares may bear a legend to reflect any such restrictions. Certificates representing Common Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
     7. Paragraph 19.1 of the Stock Option Plan is amended to read as follows:
     19.1 This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
     Except as modified as set forth above, the Stock Option Plan remains unmodified and in full force and effect.

PROTECTIVE PRODUCTS OF AMERICA, INC.
By:	/s/ Jason Williams
Jason Williams
Chief Financial Officer

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